Exhibit 10.155

AMENDMENT NO. 1
TO PERFORMANCE UNIT AWARD AGREEMENT

This Amendment No. 1 (“Amendment”), dated as of August 7, 2013, to the Performance Unit Award Agreement (“Agreement”), footed with “PU Covisint Revenue K2” dated as of December 7, 2009, between Compuware Corporation, a Michigan corporation (the “Corporation”), and Peter Karmanos, Jr. (“Award”).

WHEREAS, the Award was granted pursuant to the Compuware Corporation 2007 Long Term Incentive Plan (the “Plan”);

WHEREAS, the Compensation Committee of the Board desires to amend the Agreement pursuant to Section 10.6(b) of the Plan.

NOW, THEREFORE, the Agreement is hereby amended as follows:

5.             Section 2(a) Vesting and Forfeiture of the Agreement is amended and restated in its entirety as follows:

“As long as the Recipient continues to be employed by the Corporation, the Units shall become vested and non-forfeitable on August 26, 2015 if Covisint Corporation (“Covisint”) has recognized total organic revenue on a US GAAP basis exceeding $150 million for any four consecutive completed calendar quarters prior to August 26, 2015. Notwithstanding the foregoing, the entire Units Award shall become immediately vested and non-forfeitable in the event that the Recipient ceases to be employed by the Corporation due to Recipient’s death or Disability, upon a Change in Control of the Corporation, as defined in the Plan.

6.             Section 2(b) Vesting and Forfeiture of the Agreement is amended and restated in its entirety as follows:

“To the extent not previously vested, the Units will be cancelled on the earlier of (i) the closing date of an Initial Public Offering, (ii) the date on which a change in control of Covisint occurs or (iii) on August 26, 2015 if the criteria for vesting stipulated in 2(a) above are not met. For purposes of this Agreement, “Initial Public Offering” means the initial sale of shares of Covisint common stock to the public by Covisint or by the Corporation after the date hereof pursuant to a registration statement under the Securities Act which has been declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-4 or Form S-8) if, immediately following the closing of such sale, shares of the Common Stock are registered under Section 12(b) or 12(g) of the Exchange Act or would be required to be so registered if the date immediately following the closing were the last day of Covisint’s fiscal year.  A “change of control of Covisint” means the closing or effectiveness of an acquisition of Covisint by a third party, regardless of the form of the acquisition, provided, however, that an Initial Public Offering of Covisint or an acquisition of the Corporation shall not constitute a “change of control of Covisint” for purposes of this Agreement.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

RECIPIENT

Peter Karmanos, Jr.

COMPUWARE CORPORATION

By:
Daniel S. Follis, Jr.
	Its:	Senior Vice President, General Counsel and Secretary